                                                                     EXHIBIT 4.7

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT is entered into as of this ____ day of February, 1991, by and between WALBRO CORPORATION, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent") amending that certain Rights Agreement (the "Rights Agreement") dated as of December 8, 1988 between the Company and the Rights Agent.

                             W I T N E S S E T H:

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, as authorized by Section 27 of the Rights Agreement, by altering, adding, and deleting the provisions set forth herein in the manner set forth below; and

         WHEREAS, the parties have complied with or satisfied all conditions necessary to the amendment of the Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in the Rights Agreement and this First Amendment, the parties hereby agree as follows:

         A. DEFINITIONS. All terms used herein as defined terms which are not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

         2.  AMENDMENTS.  The Rights Agreement shall be amended as follows:

                  (a) Section 1(a) shall be deleted in its entirety and replaced by a new Section 1(a), which shall read as follows:

                           (a) "Acquiring Person" shall mean any Person (as such
                  term is hereinafter defined) who or which, together with all Affiliates, Associates, and Group Members (as such terms are hereinafter defined) of such Person, without the prior written approval of the Company given as provided in the last two sentences of this Section 1(a), shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an Acquiring Person as the result of (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstandingly; provided, however, that if a Person shall become the beneficial owner of 15% or more of the Common Shares of the Company then outstanding by reason of share repurchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall immediately thereafter be an Acquiring Person, or (ii) such Person being a party to or bound by a certain Agreement Among Shareholders Among Walbro Corporation dated as of September 29, 1987, as amended. The Company's Board of Directors, acting by majority vote, shall have the sole right and authority to grant approval to a Person to, together with such Person's Affiliates, Associates and Group Members, become the beneficial Owner of 15% or more of the Common Shares of the Company then outstanding; provided that for one year after a majority of the Company's Board of Directors ceases to be comprised of either Independent Directors (as hereinafter defined) or Continuing Directors (as hereinafter defined), such Board may not grant the approval provided for in this
                  Section 1(a). The approval provided for in Section 1(a) may be subject to such conditions as may be determined by the Board of Directors of the Company, including without limitation, that a Person, together with such Person's Affiliates, Associates and Group Members, maintain beneficial ownership of less than a specified percentage of the Common Shares, and if a Person granted a conditional approval fails to comply with such conditions, such Person shall become an Acquiring Person immediately upon the occurrence of such failure.

                  (b) Section 1(j) shall be deleted in its entirety.

                  (c) A new Section 1(u) shall be added, which shall read as follows:

                           (u) "Continuing Director" shall mean any member of
                  the Company's Board of Directors who is duly serving on such Board and who (A) is not (i) an Acquiring Person or an Affiliate, Associate or Group Member of an Acquiring Person, or a Person whose Series A or Series B Rights have become void under the provisions hereof, or (ii) a Person nominated by, or acting as a representative of or for the interests of any Person described in clause 1(i)(A)(i) above, and (B) either was a member of the Company's Board of Directors on the date of this Agreement or, at the time such member was elected to the Company's Board of Directors, such election was recommended, nominated, approved or voted for by a majority of the Continuing Directors at such time.

                  (d) A new Section 1(v) shall be added, which shall read as follows:

                           (v) "Independent Director" shall mean a director of
                  the Company who is not (i) a Continuing Director, (ii) elected to the Board of Directors at a special meeting of shareholders or by action of the Company's shareholders by written consent, or (iii) serving after being nominated by, or in connection with an attempt to facilitate a transaction with, an Acquiring Person or Interested Person (as hereinafter defined), or an Affiliate, Associate or Group Member thereof.

                  (e) A new Section 1(w) shall be added, which shall read as follows:

                           (w) "Interested Person" with respect to any
                  transaction shall mean (x) any Person, other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or a Subsidiary, or any entity holding shares for or pursuant to the terms of any such plan, who (i) is or will become an Acquiring Person if a transaction were to be consummated, without regard to any required approval of the Company, or (ii) directly or indirectly proposed or nominated a director of the Company which director (or a successor of such Person elected to the Board of Directors for the purpose of either facilitating a transaction with such Interested Person or circumventing directly or indirectly the provisions of this paragraph) is in office at the time of consideration of the transaction in question, or (y) an Affiliate, Associate or Group Member of such a Person.

                  (f) A new Section 1(x) shall be added, which shall read as follows:

                           (x) "Permitted Offer" shall mean a tender or exchange
                  offer made at a price, and on terms, determined prior to the purchase of shares under such tender or exchange offer, by the Company's Board of Directors to be both adequate and otherwise in the best interests of the Company, its stockholders (other than the Person, or an Affiliate, Associate or Group Member thereof on whose behalf the offer is being made) and other relevant constituencies which directors may consider under Delaware law; provided that for one year after the time when a majority of the Board of Directors of the Company is comprised of Persons who are not Independent Directors or Continuing Directors, no offer by an Interested Person may be deemed a Permitted Offer.

                  (g) Section 11(a) (iii) shall be deleted in its entirety.

                  (h) The following shall be added to the end of Section 13:

                  Notwithstanding any provision in this Agreement to the contrary, Section 13 shall not be applicable to a transaction if such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a Permitted Offer (or a wholly-owned Subsidiary of any such Person or Persons). Upon consummation of any transaction with a Person acquiring shares pursuant to a Permitted Offer as contemplated by the previous sentence, all Rights hereunder shall expire.

                  (i) Section 23(c) shall be deleted in its entirety.

                  (j) Section 23(d) shall be deleted in its entirety and replaced by a new Section, renumbered as Section 23(c), which shall read as follows:

                           (c) Immediately upon the action of the Board of
                  Directors of the Company ordering the redemption of the Series A Rights pursuant to paragraph (b) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten days after such action of the Board of Directors ordering the redemption of the Series A Rights pursuant to paragraph (b), the Company shall mail a notice of redemption to all holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates, Associates or Group members may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in
                  Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Share Acquisition Date.

         3. RIGHTS AGREEMENT. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

         4. GOVERNING LAW. This First Amendment to Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state.

         5. COUNTERPARTS. This First Amendment to Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed and attested, all as of the date first above written.


ATTEST:                                            WALBRO CORPORATION


                                                   By:
____________________                                  ________________________
Assistant Secretary                                Its:
                                                       _______________________


ATTEST:                                            HARRIS TRUST AND SAVINGS BANK

___________________
                                                   By:
                                                       _________________________
                                                   Its:
                                                       _________________________